Exhibit 19.1

POLICY REGARDING TRADING IN STOCK AND PROHIBITING THE IMPROPER USE OR DISCLOSURE OF MATERIAL, NON-PUBLIC INFORMATION

NOTE: There are two versions of this Policy. This version applies to Directors, executives, and certain other employees of Metallus Inc. (“Metallus” or “the Company”) and its subsidiaries who, because of their positions, are more likely to have access to material, non-public information (each, a “Covered Person”). The version applicable to all other employees is contained in the Metallus Employee Handbook. This Policy also is applicable to persons who are “related” to a Covered Person. For purposes of this Policy, a “Related Person” includes a spouse, minor children or other individual living in the household of the Covered Person; partnerships in which the Covered Person is a general partner; corporations in which the Covered Person owns a controlling interest; trusts of which the Covered Person is a trustee, settlor or beneficiary; estates of which the Covered Person is an executor or beneficiary; or any other group or entity regarding which the Covered Person has or shares with others the power to decide whether to buy or sell securities of the Company.

I.
Introduction

This Policy is designed to promote compliance with applicable securities laws and to make Covered Persons more fully aware of the prohibitions against improper use and disclosure of material, non-public information. It applies to all stock or security transactions consummated by Covered Persons whether in the Company’s stock and securities, or stock and securities of customers, suppliers or others, regardless of the dollar amount of the trade or the source of the material, non-public information. For the avoidance of doubt, gifts of stock or securities are subject to this Policy.

Metallus is committed to conducting its business ethically, responsibly and in full compliance with the law. These principles are fundamental to our business and are the foundation for our reputation for business integrity. All Covered Persons should read this Policy carefully and follow its directives at all times. Should any questions arise about this Policy or its application to a particular transaction, you should contact the General Counsel at 330-471-4710.

II.
Restricted Use and Disclosure of Material, Non-Public Information

In the course of your employment with Metallus, or any subsidiary of Metallus, you may have access to material, non-public information regarding Metallus, its subsidiaries, its customers, its prospective customers, or other individuals or companies with which Metallus, its subsidiaries, its customers or its prospective customers contemplate dealings. Material, non-public information may be positive or negative and can relate to virtually any aspect of a company’s business, including matters about a company’s financial condition, its strategic plans (including acquisitions) or other events. All such information must be kept confidential and not disclosed, except as may be necessary in the performance of your specific job duties. Notwithstanding anything herein or in any other policy or agreement to the contrary, nothing in this Policy shall prohibit employees from making reports of possible violations of federal law or regulation to any governmental agency or entity.

Examples of What May Constitute Material, Non-Public Information

Non-public information is generally deemed to be “material” if a reasonable investor would consider it important or significant in making a decision to buy, sell or hold a security or if the information is likely to have a significant effect on the market price of a security.

Although the “materiality” of information may vary depending on the circumstances of each case, the following information about a company is almost always considered “material”:

•
unpublished financial results;
•
unpublished sales statistics;
•
proposed acquisitions, divestitures, mergers, and takeovers;
•
proposed new security issuances;
•
substantial purchases, sales, borrowings or recapitalizations;
•
liquidity or cash problems or defaults under debt agreements;
•
unusual changes in earnings, dividends or other financial information, including earnings estimates and other unpublished financial results;
•
pending discoveries or new products;
•
change in control or significant changes in senior-level management or in the business or personal lives of senior-level management;
•
the effects of any natural disaster, terrorist event or other catastrophic event on the Company’s business, including any epidemic or pandemic;
•
a significant cybersecurity event, such as a data breach;
•
the existence of and risks associated with significant threatened or pending litigation; and
•
significant regulatory proceedings and governmental investigations involving the company.

This list is not exhaustive and, depending upon the circumstances, many other types of information can be “material.” You should always treat information as “material” if you have any reason to believe that it may be important. When in doubt, call the General Counsel for advice.

III.
Rules for Trading in Metallus Stock or Securities

A.
Trading on Inside Information Prohibited

All Covered Persons are prohibited, by law, from trading (buying or selling) stock or securities of any company while that Person is in possession of material, non- public information about that company. This prohibition applies regardless of the dollar amount of the transaction or the source of the non-public information. Under this Policy, this prohibition also applies to gifts of stock or securities.

B.
“Tipping” Prohibited

Except when necessary in the course of performing job duties, all Covered Persons are prohibited from disclosing to anyone, including family members, any material, non-public information about any company. Also, all Covered Persons are prohibited from making buy, sell or hold recommendations to anyone based on such “inside information.”

C.
Special and Prohibited Transactions

No Covered Person should engage in short-term or speculative transactions in Metallus’ securities. Other transactions, such as limit orders, may raise special issues because of the manner in which they are executed. Covered Persons should observe the special rules described below regarding the following types of transactions:

1.
Short Sales

Short sales are sales of securities that the seller does not own at the time the sell order is placed. Short sales would generally be interpreted by the market as an expectation by the seller that the securities will decline in value. Therefore, short sales of Metallus securities by Covered Persons could be interpreted as indicating those Persons have no confidence in Metallus or its short-term prospects. In addition, short sales by Covered Persons may reduce their incentive to improve Metallus’ performance. For these reasons, short sales of Metallus’ securities by Covered Persons are prohibited. In addition, short sales by Metallus’ officers and members of the Board of Directors would violate Section 16(c) of the Securities Exchange Act. It should be noted, however, that “cashless option exercise” transactions used to exercise stock options issued under Metallus’ equity incentive plans would not be considered short sales.

2.
Publicly Traded Options

A transaction in publicly traded options is, in effect, a bet on the short-term movement of the stock and, therefore, if made by a Covered Person, creates the appearance that the trading is based on inside information. Transactions in publicly-traded options also may focus the employee’s or Director’s attention on short-term performance at the expense of Metallus’ long-term objectives. Accordingly, transactions in puts, calls or other derivative securities based on Metallus’ securities on an exchange or in any other organized market are strictly prohibited. Options positions arising from certain types of hedging transactions are governed by the section below captioned “Hedging Transactions.”

3.
Hedging Transactions

Certain forms of hedging or monetizing transactions, such as zero-cost collars and forward sale contracts, allow a shareholder to lock in much of the value of their stock holdings, often in exchange for all or part of the potential upside appreciation in the stock. These transactions allow the shareholder to continue to own the covered securities, but without the full risks and rewards of ownership. In that situation, the shareholder may no longer have the same objectives as Metallus’ other shareholders.

Therefore, such hedging transactions are prohibited under this Policy.

4.
Margin Accounts and Pledges

Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the shareholder is aware of material nonpublic information or otherwise is not permitted to trade in Metallus’ securities, Covered Persons are prohibited from having Metallus securities held in a margin account as collateral for a margin loan or otherwise pledging Metallus securities as collateral for a loan.

5.
Standing and Limit Orders

Standing and limit orders create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a member of the Board of Directors, officer or employee is in possession of material nonpublic information. Therefore, Metallus prohibits Covered Persons from placing standing or limit orders on Metallus securities.

D.
Transactions Involving Metallus Stock Should Be Consummated Only During Designated “Window Periods”

1.
Ordinary Sales or Purchases

Covered Persons who are not in possession of material, non-public information may trade (whether or not for value) in Metallus stock during certain “window periods.” A window period commences on the second business day following the release of any quarterly financial results and continues until the end of the fifth business day of the last month of the quarter. For example, if financial results for the second quarter are released after market on Thursday August 5th, the window period would open on Monday, August 9th (the second business day following the release), and the window would close at the end of the fifth business day in September. It is Metallus’ policy that Covered Persons should buy, sell or, except as described below, otherwise transfer Metallus stock only during these window periods and only after obtaining preclearance as discussed in Section V below.

From time to time, the Company may close trading during a window period in light of developments that could involve material, non-public information. In these situations, the General Counsel will notify Covered Persons that they should not engage in trading of Company securities and should not disclose to others the fact that the trading window has been closed. If the relationship of an individual with the Company terminates while such a notice is in effect, the prohibition will continue to apply to the terminated person until the General Counsel gives notice that the ban has been lifted.

2.
Transactions in Company-Sponsored Benefits/Savings Plans

A Covered Person’s election to transfer money out of the Metallus Stock Fund in a Company-sponsored savings plan must occur only during a window period and only after satisfying the preclearance requirements of Section V below, and shall be irrevocable (although another such election may be made during a subsequent window period). A Covered Person’s request for a loan from a Company-sponsored Plan (where permitted in plan provisions), which would involve the sale of Metallus stock, also must occur only during a window period and only after satisfying the preclearance requirements of Section V below.

3.
Stock Options

Stock options may be exercised at any time if both the option price and any tax withholding obligation are paid in cash. However, if the option price is to be paid by surrendering outstanding shares of Metallus stock, or any tax withholding obligation is to be paid by relinquishing a portion of the shares that are subject to the exercise, the exercise shall occur only during a window period and after satisfying the preclearance requirements of Section V below, because both the surrender of outstanding shares in payment of the option price and the relinquishment of shares that are subject to the exercise in effect involve the sale of such shares to Metallus at their fair market value on the date of exercise. The sale of shares acquired upon the exercise of a stock option, regardless of the method of payment of the option price, shall occur only during a window period and after satisfying the preclearance requirements of Section V below.

4.
Emergencies

An emergency or other unforeseeable circumstance causing a Covered Person to consider a transaction in Metallus stock outside of a window period may be discussed with the General Counsel. Again, none of the transactions discussed in this Section III. D. should ever be undertaken, including during a window period, at a time when the Covered Person is in possession of material, non-public information.

E.
Rule 10b5-1 Plans

Rule 10b5-1 under the Securities Exchange Act provides a defense from insider trading liability under Rule 10b-5. In order to be eligible to rely on this defense, a Covered Person must enter into a Rule 10b5-1 plan for transactions in Company Securities that meets certain conditions specified in the Rule (a “Rule 10b5-1 Plan”). If the plan meets the requirements of Rule 10b5-1, Metallus securities may be purchased or sold without regard to certain insider trading restrictions. To comply with this Policy, a Rule 10b5-1 Plan must be approved by the General Counsel (or, if the General Counsel desires to enter into a Rule 10b5-1 Plan, the Chief Financial Officer) and meet the requirements of Rule 10b5-1. In general, a Rule 10b5-1 Plan must be entered into at a time when the person entering into the plan is not aware of material nonpublic information, and the person who enters into such Rule 10b5-1 Plan must act in good faith with respect to such plan. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party.

Any Rule 10b5-1 Plan must be submitted for approval prior to the entry into the Rule 10b5-1 Plan and any subsequent modification or termination. No further pre- approval of transactions conducted pursuant to the Rule 10b5-1 Plan will be required. After a Rule 10b5-1 Plan is approved, you must wait for a cooling-off period before the first trade is made under the plan, the length of which is determined in accordance with the rules of the Securities and Exchange Commission. Only one Rule 10b5-1 Plan should be in effect at any one time and each plan shall provide for a minimum of at least two separate trades. Any modification of a Rule 10b5-1 Plan is the equivalent of entering into a new trading plan and cancelling the old trading plan. Company personnel seeking to establish, modify or cancel a Rule 10b5-1 Plan must contact the General Counsel.

IV.
Short Swing Profit Liability Under Section 16(b)

Section 16(b) of the Securities Exchange Act provides that a person who is an officer, member of the Board of Directors or principal shareholder of Metallus must disgorge any profits made from the purchase and sale (or sale and purchase) of Metallus stock within a six-month period. The purpose of Section 16(b) is to prevent the unfair use of inside information by insiders; however, the rule is one of strict liability, meaning that liability does not depend on actual use, or possession of, inside information by an insider.

Therefore, Section 16(b) liability will attach to the realization of a profit from two matching Metallus stock transactions in ANY six-month period. The sequence of the purchase and/or sale of Metallus stock, or whether the same shares are involved in both transactions, is irrelevant. The federal securities laws define “purchase” and “sale” very broadly. For example, a purchase or sale includes the mere execution of a contract to buy or sell securities at a later date. Additionally, stock transactions in Company-sponsored plans may be subject to the application of the short-swing profit rule. Certain stock transactions are exempt from the application of Section 16(b), but the scheme of regulations covering those transactions is complex. Accordingly, it is extremely important that the General Counsel be contacted before any transaction, including transactions in Company-sponsored plans (as previously discussed in Section III), so that a determination can be made whether the Metallus stock transaction is a purchase or sale subject to the rule and, therefore, potentially problematic.

V.
Execution of Prior Notice Form for Transactions Involving Metallus Stock

Any Covered Person who is not in possession of material, non-public information and who wishes to engage in a transaction involving Metallus stock must first execute and deliver the applicable Transaction Acknowledgment Form (see Exhibit A or B, attached), as directed in the Form. The Covered Person must also contact the General Counsel (or the General Counsel’s designee as indicated on the appropriate Form) in person, by telephone or by email prior to the consummation of the proposed transaction to confirm that the proposed transaction has been pre-cleared.

All Company personnel are required to notify, and obtain pre-clearance from, the General Counsel prior to entering into, modifying or terminating a Rule 10b5-1 Plan (providing a copy of such plan and any supporting documentation).

When a request for pre-clearance is made, the requestor should carefully consider whether the requestor may be aware of any material non-public information about the Company, and should describe fully those circumstances to the General Counsel. The requestor, if he or she is subject to Section 16(b) of the Securities Exchange Act, should also indicate whether the requestor has effected any non-exempt “opposite-way” transactions within the past six months, and should be prepared to report the proposed transaction on a Form 4, if applicable. The requestor should also be prepared to comply with the Securities Act Rule 144 and file Form 144, if necessary, at the time of any sale.

If a person seeks pre-clearance and permission to engage in the transaction is granted, then such trade must be effected within two business days of receipt of pre-clearance unless an exception is granted. A person who has not effected a transaction within the time limit may not engage in such transaction without again obtaining pre-clearance of the transaction from the General Counsel or Chief Accounting Officer.

VI.
Applicability to Former Directors or Employees

Subject to additional terms, conditions, or restrictions that may be set forth in any agreement between the Covered Person and Metallus, upon termination of a Covered Person’s status with Metallus, this Policy will continue to apply to such Covered Person until the later of (i) the commencement of the window period following the public release of earnings for the fiscal quarter in which such Covered Person’s status with Metallus terminates or (ii) the beginning of the second market trading day after the earlier of (a) the public disclosure of any material, non-public information known to such Covered Person or (b) such time as any material, non-public information known to such Covered Person is no longer material.

VII.
Penalties

The federal securities laws impose criminal and civil penalties on anyone who trades in a company’s stock or securities while in possession of material, non-public information, as well as on anyone who discloses material, non-public information to others so as to enable them to trade in stock or securities of a company. Penalties are adjusted for inflation, as applicable, from time to time and include:

1.
civil injunctions;

2.
treble damages;

3.
disgorgement of profits;

4.
jail sentences of up to 20 years and criminal fines of up to $5 million per violation;

5.
civil fines of up to three times the profit gained or loss avoided, whether or not the person committing the violation actually benefited;

6.
fines for the employer or other controlling/supervisory person of up to the greater of $1 million or three times the amount of the profit gained or loss avoided, plus, in the case of entities only, a criminal penalty of up to $25 million; and

7.
criminal penalties up to 25 years in prison for knowingly executing a “scheme or artifice to defraud any person” in connection with any registered securities.

In addition, any violation of this Policy can be expected to result in disciplinary action by the Company, including dismissal of the person(s) involved.

The Insider Trading and Securities Fraud Enforcement Act of 1988 expanded the scope of civil penalties beyond traders and tippers who knowingly engage in securities violations to: “controlling persons” (generally an employer) who, through its supervisors and management (1) knew or “recklessly disregarded” the fact that “a controlled person” (generally an employee) was likely to engage in insider trading violations and (2) failed to take appropriate actions to detect or prevent the violation. Civil penalties for violations of this Act may be imposed on the controlling person in an amount equal to the greater of $1 million or three times the profit gained or loss avoided.

VIII.
Insider Trading Certification

Every Covered Person is required periodically to certify that the Covered Person has read, understands and complied with, and agrees to continue to comply with, the prohibitions against insider trading.

IX.
Amendment; Waivers

The Board of Directors of the Company reserves the right to amend this Policy at any time. The Board of Directors, a committee of the Board and, in some circumstances, their designees, may grant a waiver of this Policy on a case-by-case basis, but only under special circumstances.

Trading Company Stock

(Policy included in Metallus Employee Handbook)

This policy, consistent with U.S. laws and regulations, prohibits employees from trading (buying or selling) stock or securities of any company – including Metallus Inc. – while the employee is in possession of “material, nonpublic information” about that company.

There are two versions of this statement of policy. This version is for distribution to all Metallus hourly and salaried employees. A more particularized policy is distributed to executives who are more likely to have access to material, nonpublic information.

Use and Disclosure of Material, Nonpublic Information Restricted

In the course of your employment at Metallus, you may have access to material, nonpublic information regarding the company, its subsidiaries, its customers, its prospective customers or other individuals and/or companies. This material, nonpublic information may include matters about the company’s financial condition, its strategic plans (including acquisitions) or other important events that could affect the market price of the company’s securities. All such information must be kept confidential and must not be disclosed, except to other employees who have a need to know such information in the course of performing their job duties. (Of course, any employee to whom you reveal material, nonpublic information must, in return, ensure that they are careful to act in accordance with this policy and the laws and regulations underlying it.) This policy is designed to make employees more fully aware of the prohibitions against improper use and disclosure of material, nonpublic information. It applies to all stock or security trades consummated by employees, whether in company stock and securities, or stock and securities of customers, suppliers or others.

Examples of Material, Nonpublic Information

In general, information is “nonpublic” until it is publicly disseminated, which can occur by the issuance of a news release, disclosure in a document filed with the SEC or through a public webcast. Nonpublic information generally is deemed to be “material” if a reasonable investor would consider it important or significant in a decision to buy, hold or sell stock or securities. Although the materiality of information may vary depending on the circumstances of each case, the following information about a company is almost always considered material:

1.
Unpublished financial results;
2.
Unpublished sales statistics;
3.
Proposed acquisitions, divestitures, mergers and takeovers;
4.
Proposed new security issuances;
5.
Substantial purchases, sales, borrowings, recapitalizations or other corporate action;
6.
Liquidity or cash problems or defaults under debt agreements;
7.
Pending discoveries or new products;
8.
Obtaining or losing a major contract or customer;
9.
Change in control or significant changes in senior-level management or in the business or personal lives of senior-level management;
10.
The existence of and risks associated with significant threatened or pending litigation; and
11.
Significant regulatory proceedings and governmental investigations involving the company.

This list is not exhaustive and depending upon the circumstances, other information can be deemed material. You should always treat information as material if you have any reason to believe it may be important. When in doubt, call the General Counsel.

Transactions Involving Company Stock – Prohibited Acts

a.
Trading on Inside Information Prohibited. All employees are prohibited, by law, from trading (buying or selling) stock or securities of any company while the employee is in possession of material, nonpublic information about that company. This prohibition applies regardless of the dollar amount of the trade or the source of the nonpublic information.
b.
“Tipping” Prohibited. All employees are prohibited from disclosing to anyone, including family members, any material, nonpublic information about any company, with the exception of disclosure to other employees who have a need to know such information in the course of performing their job duties. Also, employees who are aware of material, nonpublic information are prohibited from making buy or sell recommendations to anyone based on such “inside information.”
c.
“Stop Loss” Orders Prohibited. Employees are prohibited from placing any “stop loss” orders or any other “limit order” or “standing order” involving company stock, except with the express prior approval of the company’s legal and Human Resources departments.
d.
Speculative Trading Prohibited. All employees are prohibited from engaging in any speculative transactions involving company stock or securities including:
1.
Buying or selling puts or calls;
2.
Short sales; and
3.
Purchase of company stock on margin.

Permitted Transactions

Employees who are not in possession of material, nonpublic information may trade in company stock whenever they choose to do so. However, the preferred and safest time is during certain designated window periods, as described below.

Preferred Window Periods for Trading Company Stock

Window periods commence on the second business day following the release of any quarterly financial results and continue until the end of the fifth business day of the last month of the quarter.

For example, if financial results for the second quarter are released in August, the window period opens on the second business day following the release and terminates at the end of the fifth business day in September. To determine exact dates, contact the General Counsel. Trading during these window periods will help avoid any appearance of impropriety, but it must be emphasized that trading is prohibited — even during an open window period — if the employee is in possession of material, nonpublic information.

401(k) Plan Transactions

Effective November 13, 2020, the Metallus Inc. ESOP Stock Fund was closed to new investments and no contributions may be transferred into this fund. Transfers from the company stock fund portion of the employee’s account under the plan, the taking out of loans from the plan and the repayment of loans from the plan should never be entered into when the employee is in possession of material, nonpublic information. Should any questions arise about this policy or its application to a particular transaction, you should contact the General Counsel.

Individual Liability

Individuals who violate this policy may be violating the law. Penalties provided by law include

(i) criminal liability (prison term up to 20 years and criminal fine up to $5,000,000 per violation), (ii) civil fines (up to three times the profit gained, or loss avoided) regardless of whether the individual committing the violation actually benefitted, and (iii) more severe criminal penalties for knowingly defrauding any person in connection with any registered security.